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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 RICHARDSON & PATEL ANNOUNCES LETTER FROM SHAREHOLDER

LOS ANGELES--(BUSINESS WIRE)—Richardson & Patel, LLP announced today that it is issuing the following press release on behalf of Ki Yong Choi who is seeking support to replace the Board of Cryo-Cell International, Inc. (OTCBB: CCEL) at the Annual Meeting of the Stockholders.

The following is the text of the letter from Ki Yong Choi:

June 7, 2012

KI YONG CHOI WILL BE SEEKING YOUR SUPPORT

TO REPLACE THE BOARD OF CRYO-CELL INTERNATIONAL, INC. (OTCBB: CCEL)

AT THE ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Cryo-Cell Stockholder:

I am the largest stockholder of Cryo-Cell International, Inc. I have given notice to Cryo-Cell that I intend to nominate six individuals to replace the existing Cryo-Cell Board of Directors. I have also filed preliminary proxy materials with the Securities and Exchange Commission for this purpose.

I expect to be sending out definitive proxy materials with proxy cards in the near future, but time will be short and I will need the help of all the Company’s stockholders to replace the current Board as the first step in my efforts to maximize value for all stockholders. I am writing this letter to inform you why I am seeking to replace the Board, and why you should support me when you receive my proxy materials.

Information about me. I am an entrepreneur and an investor with a keen interest in biomedical sciences. I am also Cryo-Cell’s largest stockholder. I own, of record and beneficially, a total of 2,186,568 shares of Cryo-Cell common stock, which is approximately 18.4% of the outstanding shares, based on the information included in the Quarterly Report on Form 10-Q which Cryo-Cell filed with the Securities and Exchange Commission on April 16, 2012. I am the President of Cathedral Hill Associates, Inc., a company I founded in 1992, which owns and operates full service hotels in the metropolitan areas of Seattle, Los Angeles and Dallas. As a business owner and as an investor, I understand business planning and operations and I have extensive experience in business management and business development. As the single biggest stockholder of Cryo-Cell, my primary objective is to ensure that the company realizes its maximal potential and brings the greatest possible value to all of its stockholders.

Why will I be asking for your support to replace the Cryo-Cell Board? At the Cryo-Cell annual stockholders meeting that was held on August 25, 2011, a group consisting of David I. Portnoy, Mark L. Portnoy, Jonathan H. Wheeler, M.D., George Gaines, Harold D. Berger, Partner Community, Inc., uTIPu Inc., Mayim Investment Limited Partnership, Jamie H. Zidell, Deborah Portnoy, Lynne Portnoy, Gilbert Portnoy, Capital Asset Fund #1 Limited Partnership and Charles W. Northcutt, Jr. succeeded in challenging Cryo-Cell’s nominations to the Board of Directors and in obtaining stockholder approval of the five persons nominated by them. The proxy statement filed by these individuals promised, among other things, to seek to eliminate any and all unnecessary costs expended by Cryo-Cell, reduce executive cash compensation, increase revenues, explore opportunities to expand Cryo-Cell’s product offerings to include storage of other types of stem cells and other ancillary services and be receptive to input from fellow stockholders and to work diligently and intelligently to increase the value of all stockholders’ investments in the Company. In my opinion, none of these stated goals has been achieved.

Following the 2011 annual meeting, Messrs. David Portnoy and Mark L. Portnoy were appointed as “co-Chief Executive Officers” of Cryo-Cell. These individuals have had approximately 10 months to put together a business plan that would achieve the goals set out above. To date I can see no evidence of any plan to improve Cryo-Cell’s prospects. Cryo-Cell’s cash is being used at an alarming rate, revenues are falling, expenses are rising and I see no evidence of Cryo-Cell’s operations expanding. If my nominees are elected, I intend to recruit an industry professional to lead the company.

Who are my nominees? Aside from myself, my nominees include Gary Weinhouse, Esq., who brings over a decade of experience with health care organizations and a deep understanding of the health care and medical field, Michael W. Cho, Ph.D., who brings to the Board a broad spectrum of scientific and research and development experience in the biomedical field along with his experience in overseeing three research programs funded by NIH with a budget of nearly $14 million, Warren Hoeffler, Ph.D., the founder, President and Chief Executive Officer of Xgene Corporation, who brings to the Board extensive experience in business, medicine, and biotechnology, Michael D. Coffee, the Chief Business Officer for Medicinova, Inc., a publicly traded company, who brings to the Board excellent skills relating to managing life sciences businesses and developing businesses in the life sciences field, as well as public company experience, and Ajay Badlani, a Chartered Financial Analyst and a member of the Association for Investment Management and Research, who brings to the Board extensive experience in finance and investment and will be instrumental in assisting the Company with capital raising and management. Among them, my nominees have management, scientific, investment, finance and accounting expertise which will give stockholders a Board that is qualified and incentivized to make value maximizing decisions on behalf of stockholders.

What are my plans to enhance stockholder value? If my nominees are elected we expect to, among other things:

•	Immediately stop spending money on unnecessary expenses, stock options and incentives for unqualified executives;
•	Aggressively recruit one Chief Executive Officer that is qualified and has relevant experience for the position. If my nominees are elected, our goal will be to identify and recruit a qualified independent Chief Executive Officer within 3 months;
•	Focus and improve the core business of cell storage. There are currently available stem cell and cell freezing technologies that can be licensed to potentially expand Cryo-Cell’s product line and I believe these could expand operating revenue; and
•	Deploy capital in stockholder value enhancing projects.

What are the problems I perceive with Cryo-Cell’s current co-Chief Executive Officers? I am unable to understand why a company the size of Cryo-Cell needs two Chief Executive Officers. While Messrs. Portnoy pledged to reduce executive cash compensation, in fact, by appointing two Chief Executive Officers, Cryo-Cell now pays two salaries, provides benefits to two executives (including commuting expenses for David Portnoy and moving expenses for Mark Portnoy) and grants stock options to two individuals. The expense related to this arrangement troubles me, and I think it should be of concern to you as well.

Why should stockholders reject the response from Cryo-Cell’s management to my campaign to replace the Board? Cryo-Cell’s current Board has had approximately 10 months to make good on the promises they made to us as stockholders at the 2011 annual meeting. Not only have they failed to do what they promised, but the decrease in revenues and increase in expenses seems to indicate that Cryo-Cell’s operations are headed in the wrong direction under their management. Should you trust this same Board to now turn this situation around? I don’t.

What should you do now? You should wait to receive the definitive proxy materials and proxy card that I will send to you. You should not return any proxy card furnished to you on behalf of Cryo-Cell.

Whom should you contact if you have questions? I have retained Alliance Advisors, LLC as my proxy advisory firm.  If you have questions, please contact them at 200 Broadacres Drive, Third Floor , Bloomfield, New Jersey 07003. Call Toll Free: (877) 777-2338; Banks and Brokers Call Collect: (973) 873-7700.

I thank you and look forward to your support.

Ki Yong Choi

In connection with his intended proxy solicitation, Ki Yong Choi intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of Cryo-Cell International, Inc. MR. CHOI STRONGLY ADVISES ALL STOCKHOLDERS OF CRYO-CELL INTERNATIONAL, INC. TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Ki Yong Choi, Gary Weinhouse, Michael W. Cho, Warren Hoeffler, Michael D. Coffee and Ajay Badlani. Certain of these persons hold direct or indirect interests in Cryo-Cell International, Inc. as follows: Mr. Choi holds of record or beneficially a total of 2,186,568 shares of Cryo-Cell International, Inc.’s common stock and Dr. Michael W. Cho is the record holder of 14,166 shares of Cryo-Cell International, Inc.’s common stock. Messrs. Choi, Weinhouse, Cho, Hoeffler, Coffee and Badlani each have an interest in being nominated and elected as a director of Cryo-Cell International, Inc. Information about the participants has been set forth in the preliminary proxy statement filed by Mr. Choi with the SEC on June 6, 2012 and will be included in Mr. Choi’s definitive proxy materials.